Issuer Free Writing Prospectus, dated April 15, 2020

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333-229812

LYB International Finance III, LLC

$500,000,000 2.875% Guaranteed Notes due 2025

$500,000,000 3.375% Guaranteed Notes due 2030

$1,000,000,000 4.200% Guaranteed Notes due 2050

Pricing Term Sheet dated April 15, 2020

Issuer:	LYB International Finance III, LLC
Parent Guarantor:	LyondellBasell Industries N.V.
Security Description:	$500,000,000 2.875% Guaranteed Notes due 2025 (the “2025 Notes”) $500,000,000 3.375% Guaranteed Notes due 2030 (the “2030 Notes”) $1,000,000,000 4.200% Guaranteed Notes due 2050 (the “2050 Notes”)
Distribution:	SEC-registered
Principal Amount:	2025 Notes: $500,000,000 2030 Notes: $500,000,000 2050 Notes: $1,000,000,000
Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB (negative/negative)
Coupon:	2025 Notes: 2.875% 2030 Notes: 3.375% 2050 Notes: 4.200%
Public Offering Price:	2025 Notes: 99.911% of the principal amount 2030 Notes: 99.813% of the principal amount 2050 Notes: 99.373% of the principal amount
Yield to Maturity:	2025 Notes: 2.894% 2030 Notes: 3.397% 2050 Notes: 4.237%
Benchmark Treasury:	2025 Notes: UST 0.500% due March 31, 2025 2030 Notes: UST 1.500% due February 15, 2030 2050 Notes: UST 2.375% due November 15, 2049
Spread to Benchmark Treasury:	2025 Notes: +255 basis points 2030 Notes: +275 basis points 2050 Notes: +295 basis points
Benchmark Treasury Price / Yield:	2025 Notes: 100-24+ / 0.344% 2030 Notes: 108-03+ / 0.647%

2050 Notes: 126-22 / 1.287%
Trade Date:	April 15, 2020
Settlement Date**:	April 20, 2020 (T+3)
Maturity Date:	2025 Notes: May 1, 2025 2030 Notes: May 1, 2030 2050 Notes: May 1, 2050
Record Date:	April 15 and October 15 of each year
Interest Payment Dates:	May 1 and November 1 of each year
First Interest Payment Date:	November 1, 2020
Optional Redemption:
Make-Whole Call:	2025 Notes: T+40 basis points (at any time before April 1, 2025) 2030 Notes: T+45 basis points (at any time before February 1, 2030) 2050 Notes: T+45 basis points (at any time before November 1, 2049)
Par Call:	2025 Notes: At any time on or after April 1, 2025 2030 Notes: At any time on or after February 1, 2030 2050 Notes: At any time on or after November 1, 2049
Change of Control Triggering Event:	Puttable at 101% of principal plus accrued and unpaid interest, if any
Denominations/Multiple:	$2,000 / $1,000
CUSIP / ISIN:	2025 Notes: 50249A AB9 / US50249AAB98 2030 Notes: 50249A AC7 / US50249AAC71 2050 Notes: 50249A AD5 / US50249AAD54

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

Sr. Co-Managers:	HSBC Securities (USA) LLC. ING Bank N.V. MUFG Securities Americas Inc. PNC Capital Markets Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. UniCredit Capital Markets LLC
Co-Managers:	BNY Mellon Capital Markets, LLC Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

**It is expected that delivery of the notes will be made to investors on or about April 20, 2020, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related prospectus supplement if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets, Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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